Exhibit 5.1
[Letterhead of Mayer Brown LLP]
May 5, 2010
Huron Consulting Group Inc.
550 West Van Buren Street
Chicago, Illinois 60607
          Re:   Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Huron Consulting Group Inc, a Delaware corporation (the “Company”), in connection with the registration by the Company on a registration statement on Form S-8 (the “Registration Statement”) of an aggregate 650,000 shares of common stock (the “Common Stock”), with the Securities and Exchange Commission (the “SEC”) in connection with the Amended and Restated Company 2004 Omnibus Stock Plan (the “Plan”).
As counsel to the Company, we have examined originals or copies certified to our satisfaction of the Company’s Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, the Plan, resolutions of the Board of Directors and such other Company records, instruments, certificates and documents and such question of law as we considered necessary or appropriate to enable us to express this opinion. As to certain facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of the Company. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of any copies provided to us.
Based upon and subject to the foregoing and to the assumptions, limitations and conditions set forth above, we are of the opinion that the Common Stock, when issued and delivered in accordance with the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable.
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Mayer Brown LLP
Mayer Brown LLP